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                                                            Exhibit (12)


                  COMPASS BANCSHARES, INC. AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges
                              (in Thousands)
                                (Unaudited)

                                                 Three Months Ended
                                                       March 31
                                             ---------------------------
                                               1998            1997
                                             -----------     -----------
Pretax income                                 $  65,063       $  60,106
Add fixed charges:
  Interest on deposits                           90,217          89,307
  Interest on borrowings                         34,911          25,160
  Portion of rental expense
   representing interest expense                  1,369           1,162
                                              ----------      ----------
      Total fixed charges                       126,497         115,629
                                              ----------      ----------
    Income before fixed charges               $ 191,560       $ 175,735
                                              ==========      ==========

Pretax income                                 $  65,063       $  60,106
Add fixed charges (excluding
 interest on deposits):
  Interest on borrowings                         34,911          25,160
  Portion of rental expense
   representing interest expense                  1,369           1,162
                                              ----------      ----------
      Total fixed charges                        36,280          26,322
                                              ----------      ----------
    Income before fixed charges
     (excluding interest on deposits)         $ 101,343       $  86,428
                                              ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits                   1.51x           1.52x
  Excluding interest on deposits                   2.79x           3.28x


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